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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

(1)      Trusted Operating Systems, Inc., formed under the laws of Maryland.

(2) Trusted Information Systems (UK) Limited, formed under the laws of the United Kingdom.

(3)      Trusted Information Systems GmbH, formed under the laws of Germany.